News From:  Delcath Systems, Inc.            Redington,Inc.
                                             49 Richmondville, Westport CT 06880


Release Date: IMMEDIATE

Contact:
         M.S. Koly                      Thomas Redington
         Chief Executive Officer        Redington, Inc.
         Delcath Systems, Inc.          203/222-7399
         203/323-8668                   212/926-1733
         www.delcath.com                www.redingtoninc.com
         ---------------                --------------------


                  National Cancer Institute Reports Encouraging
                       Results With Delcath Cancer Therapy

                      Survival Data Reported For First Time

               HOLLYWOOD, FL JAN. 31 -Delcath Systems, Inc. (Nasdaq: DCTH) said National Cancer Institute researchers, using Delcath technology, achieved encouraging survival and tumor response results in a group of patients with terminal metastatic melanoma in the liver.

               The findings, which are preliminary and include the largest subset of patients enrolled in the Phase I trial, were reported at the 2005 Gastrointestinal Cancers Symposium held here January 27-29 by NCI investigator Jeffrey Farma, MD, a colleague of the study's principal investigator, H. Richard Alexander, MD, head of the NCI's Surgical Metabolism Section.

               The expected average survival time for patients diagnosed with inoperable cancer in the liver is six to nine months, based on historical data.

               The NCI reported that patients in the Delcath study lived 50 to 120 percent longer than expected, with an overall median survival of 13 months, based on the Kaplan-Meier curve, a widely accepted method of actuarial analysis. Five of the 15 evaluable patients have lived longer than 15 months and one remained alive past 20 months. After lengthier follow-up of patients who are still alive, the survival data is expected to improve.

               The NCI reported that two-thirds of the 15 patients experienced positive anti-tumor activity ranging from stabilization to a complete response. Of those, 50 percent experienced either a complete response or a partial response, which is defined as tumor mass reduction of 50 percent or more. The results were confirmed by radiographic measurement, which is considered a stringent criterion.

               The study was conducted to find the optimal dose of the cancer drug melphalan using Delcath's patented drug delivery technology. Researchers also assessed how liver tumors originating from different types of cancers respond to the experimental therapy. The findings in this report suggest that melanoma is one of the tumor types that respond to Delcath therapy.

               The Delcath system delivers chemotherapy directly to the liver via the hepatic artery at much higher doses than is possible with traditional intravenous therapy. As blood exits the liver, special Delcath filters trap the


                                     -more-
          chemotherapy, protecting the rest of the body from excessive toxicity. The procedure is repeatable and less invasive than traditional ways of performing isolated perfusion to effect high-dose therapy of specific body organs or regions.

               Dr. Alexander's research team at the NCI has since started Phase II clinical studies to provide further data to support the safety and efficacy claims that will form the basis of eventual applications for approval to the FDA.

               "We're very encouraged by the NCI's most recent findings and we are especially gratified to learn that our technology has a meaningful effect on extending survival of patients whose treatment options are very limited," said Delcath chief executive officer M. S. Koly.

               The three-day, multidisciplinary symposium at which the Delcath data was presented is co-sponsored by the American Society of Clinical Oncology, the American Gastroenterological Association, the American Society for Therapeutic Radiology and Oncology, and the Society of Surgical Oncology. This is the second consecutive year the meeting was held and also marks the second year a presentation was given on the use of the Delcath system.

               Delcath is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. Six U.S. and three foreign issued patents cover its technology. The company is headquartered in Stamford, CT.

                                      # # #

               This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.